Exhibit 99.2

AEGION CORPORATION
Moderators:  David Martin and Joe Burgess
October 31, 2011
9:30 a.m. ET

Operator:
Good morning and welcome to Insituform Technologies – now Aegion Corporation’s Third Quarter 2011 earnings call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session and instructions will follow at that time.  If anyone requires assistance during this call, please press star then zero on your touch tone telephone.  As a reminder, this event is being recorded.  Any financial or statistical information presented during this call, including any non-GAAP, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our website at www.aegion.com.

During this conference call, we will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

I will now turn the call over to David Martin, Senior Vice President and Chief Financial Officer.  Sir, you may begin.

David Martin:	Thank you and welcome to our third quarter earnings call. I am joined this morning by Joe Burgess, President and CEO, David Morris, Senior Vice President and General Counsel, and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

As you saw from our press release yesterday, we are excited to announce the formation of a new holding company, Aegion Corporation – formally marking the next step in the evolution of our company as a result of strategic actions to broaden the Company’s reach with the establishment of growth platforms within the global infrastructure market.  I will let Joe discuss the details and outlook for Aegion in a few minutes.   I would like to give you the highlights from the quarter and year-to-date and our outlook for the fourth quarter and full year.

•  We achieved the high end of the recent guidance at $0.27 per diluted share, excluding the impacts of the one-time charges.

•  While that isn’t something to be especially excited about given our recent downgrade in earnings outlook, we saw a nice improvement in our NAR business performance in September.

•  The actions we took to reposition the North American Sewer Rehabilitation business are beginning to pay off, as that business delivered improved operating income in the third quarter, after losses through the first half of the year.

•  Second, the Energy and Mining segment continues to perform well with UPS on-track to deliver another record year and Corrpro performing strongly.  And while Bayou has had its share of challenges this year, renewed activity in the off-shore Gulf of Mexico market points to a rebound beginning early in 2012

•  Third, this is the first quarter we consolidated CRTS, Hockway and Fyfe.  CRTS and Hockway didn’t contribute to earnings in the third quarter, and Fyfe was modestly profitable in September.  These acquisitions will contribute to earnings modestly in the fourth quarter as a result of better timing of project activity in each of these businesses.  With very strong backlog and improving prospects, these businesses will be significantly accretive to earnings per share in 2012.

The quarter’s overall result definitely had a significant amount of noise from one-time charges.  Let me describe them briefly:

•  First, as everyone knows, we took steps to finally use our strong balance sheet to finance the acquisitions and to position the Company for future growth and appropriate liquidity in the near-term.  We redeemed our Senior Notes, which in the past had limited our flexibility to affect favorable transactions.  We also replaced our prior bank credit facility with a new five-year $500 million multi-currency Credit Facility, with $250 million in a term loan and a $250 million line of credit.  To redeem the Senior Notes, we were contractually required to pay a make-whole premium of $5.7 million.  We also wrote-off previously unamortized bank facility loan costs of $1.1 million, bringing our total pre-tax charge for debt restructuring to $6.8 million in the third quarter.  Our effective interest rate on the new facility is currently at just over 2.5%.

•  Second, we incurred approximately $5.4 million in transaction related acquisition expenses for the recently completed acquisitions of CRTS, Hockway, Fyfe, and other deals that we did not complete.  These costs were inclusive of financial advisory fees, along with legal and other professional advisory fees, and other due diligence costs.

•  Third, as we recently completed a restructuring of our operating businesses across the globe aimed at improving our cost structure and reducing our corporate overhead to support the business.  The cost of the restructuring was approximately $2.2 million on a pre-tax basis, with $778,000 in the Energy and Mining Segment primarily in Corrpro and Bayou, $503,000 in the North American Sewer Rehabilitation business, $697,000 in Europe centered around the reorganization of our UK business in its utility services division, and $173,000 in Asia-Pacific Sewer Rehabilitation.   As a result of this restructuring, we will see immediate costs savings, with approximately $1.8 million to $2.0 million in pre-tax savings in the fourth quarter of 2011, and then $8.0 to $9.0 million in pre-tax savings in 2012.

For the quarter, revenues grew year-over-year by 2 percent in the quarter as growth in Energy and Mining and Europe Sewer Rehabilitation, which outweighed contraction in the North American Sewer and Water rehabilitation segment. All segments reported lower gross margins in the quarter because of either lower margin from geographic mix or challenges in the business as was the case for NAR and Bayou. As I step down to the operating income line, the encouraging result from my perspective was the fact that NAR generated positive operating income of $4.9 million, excluding the restructuring charge, compared to a loss of $612,000 in the first half of the year. Almost 70% of that result occurred in the month of September. Operating income for Energy and Mining declined by $3 million year over year primarily due to much lower contribution by Bayou as a result of a lack of large coating projects, as we have described throughout the year and in our recent revision to the earnings outlook.

One of the things you will notice under the new company structure is that we consolidated the water business into a new water and wastewater category. This recognizes the new position we have taken with the water business to focus on key markets where our technology has the most utility.

With respect to North American Sewer and Water Rehab, I believe we have put the business back on a track for improved performance despite the market headwinds we have and expect to continue to experience.  Joe will get into more details about the fundamental changes that we have made in this business in recent months.

Results from contracting work in Europe experienced revenue growth in the quarter from all regions led by the U.K. and the Netherlands.  This is a promising result especially in the U.K. given the poor conditions last year. Revenues grew 40 percent and that flowed to the operating income line as gross profit increased 22 percent and operating profit grew 12 percent, excluding one-time charges.  Gross margins did contract in the quarter by roughly 4 points because of strong competition in Switzerland and the Netherlands, but at the operating line, year-over year margins increased to almost 9 percent as a result of continued improvements in cost discipline.

Asia-Pacific Sewer Rehab results continue to be poor as we experienced continued delays in closing out existing work in India and we continue to await the awards of new projects.  These issues continue to overshadow the strong results in Australia.  Profitability and margins were strong in the quarter and we are continuing to build momentum by expanding our presence beyond Sydney into Melbourne, Brisbane and other cities.

On the Energy and Mining side, United Pipeline continues to shine as that business delivered top-line and bottom-line results well ahead of our original expectations for the year.  UPS’ top line has grown more at 79% for the first nine months compared to the prior year, and it will clearly break the $100 million mark in revenues this year for the first time in its history compared to $42 million just four years ago.  Growth has driven primarily from our efforts to expand the market for our Tite Liner technology internationally.  In fact, we are wrapping up the $20 million Sino Iron project in Australia, ahead of schedule, as a result of continuing improvements in our installation methods and the great work our teams are doing there.

Corrpro continues to consistently perform albeit with gross margins that were below last year given continued unfavorable margin mix.  We are focusing on improving our cost discipline in this business and a portion of the restructuring was aimed at just that.  I believe that margins will be once again on the rise in this business in 2012 with continued growth.

Bayou actually incurred an operating loss in the quarter, principally due to a 28% decline in revenues, principally in our New Iberia coatings facilities.  As we announced late last month, we have experienced delays in pipe delivery for a large coatings project until later in the fourth quarter, and we have seen a lull in market activity in large diameter coatings projects surrounding the build out of natural gas pipelines from the shale areas in the southeast and southwest US.  The outlook is improving for Bayou as the backlog for off shore work in the Gulf of Mexico continues to build.

The third quarter marks the beginning of the consolidation of the CRTS, Hockway and Fyfe acquisitions into our financial results.  As expected, we recorded approximately $1.6 million in total additional purchase price and amortization expense for these three acquisitions in the quarter.  This resulted in a loss for CRTS and Hockway and a slight profit of $135,000 for the new Commercial and Structural segment.  The outlook in the fourth quarter is much better as we get a full quarter of earnings for Fyfe, and we see more favorable project activity for CRTS and Hockway.

Given the results in the quarter and the backlog we have in hand, we feel very good about achieving our full year guidance of $0.90 to $1.00 of non-GAAP earnings per share.  That means the fourth quarter will be in the range of 35 to 45 cents.  On the surface, that appears to be a wide range, but given the impact weather plays on project timing and execution of existing work, this is an appropriate spread.   I expect UPS and Corrpro to have strong performances in the fourth quarter and end the year at record revenue and profit levels.  I’ve already mentioned the contributions to earnings per share from the acquisitions.  NAR should be a contributor to earnings, as well as Europe.  The wild card continues to Asia-Pacific with the challenges I noted earlier.  However, I believe we have more than enough support from the other businesses to deliver on the fourth quarter and full year guidance.

Now let me give you a few numbers that I always get asked about regarding the breakdown of the Energy and Mining segment in terms of the revenue gross profit margins and backlog for the third quarter. Starting with UPS, we had revenue of $36 million with a gross profit margin of 22% and backlog of $53.4 million. Corrpro, revenue of $55.6 million with gross profit margin of 29%, with backlog of $62.5 million; Bayou, revenue of $19.5 million, gross profit margin of 13.2% and backlog at $42.1 million; Hockway revenue of $706,000, gross profit margin of 22.2%, backlog of $4.5 million; and CRTS finally with revenue of $2 million with gross profit margin of 26% and backlog of $53.2 million.

I’d like to conclude my comments with a brief word on the balance sheet and uses of cash.  One of my responsibilities as CFO is to maintain a strong balance sheet and ensure we are comfortably within our established debt covenants.  And on both fronts, I can confidently tell you we are there even with the lower earnings we expect to deliver this year.  We were able to continue our acquisition strategy with $170 million so far this year and we expect to close the Fyfe international acquisitions by the end of the calendar year.  We still have ample room with our credit facility for additional acquisitions, and will do so if we find opportunities that enhance our growth prospects.  I also anticipate stronger operating cash flow in the fourth quarter and into next year.

The strength of our balance sheet has given the Board of Directors the flexibility to authorize a $10 million share repurchase program under a 10b5-1 – allowing Aegion to purchase up to $5 million of common stock during the balance of 2011 and another $5 million in 2012.  This is the maximum the Board can authorize under the terms of our new credit facility and sends a signal of its confidence in the future of Aegion.

Let me now turn the call over to Joe.

Joe Burgess:	Thanks, David. Let me just make a few comments embellishing the operating results before we turn to more strategic matters and our view of the last quarter and 2012.

While financial performance for NAR was not good for the quarter or the nine months as David indicated, September results were solid; and I believe that the business has returned to a much more solid footing. And we expect improved performance going forward, although at the lower margin profile I’ve discussed that is reflective of the current market, which basically means a lower overall bid table, increased small diameter mix and smaller transaction size, all of which combines to create a higher direct cost environment related to needing to move crews around and higher support costs to support the increased number of projects.

If I was to boil down the first nine months performance, I would put the $26 million year-over-year shortfall in the following three buckets. First and most obviously revenue is down $40 million, which kind of lowers our gross margin performance $9 million to $10 million based on last year’s performance. The remaining $16 million to $17 million which kind of lumps into just lower gross margin can really be broken down into two categories, really distributed equally. The first being price and mix, and the second being execution and stranded fixed cost issues.

As we’ve discussed previously, smaller diameter work is much more competitive and difficult to manage logistically, straining margins across the board. Combined with a smaller overall pie, we’ve seen very competitive pricing in some regions, particularly in small diameter projects. We expect this to continue in 2012, likely limiting gross margins to the 20% to 22% range for that period.

While unable to control the market, I believe we could have reacted, and we’ve discussed this in the past, much better to the latter categories, managing pricing and fixed cost issues, much more efficiently. Our internal work has focused on estimating project management and scheduling process maps to make sure that we are bidding projects profitably, scheduling them consistent with client requirements and our own internal resources and executing consistent with how we bid the job. We have focused significant additional resources on these issues and it is starting to improve results, even in this difficult market environment.

Energy and Mining, as David described, is really about Bayou. In Canada, we felt very good early in the year about a large insulation order that we were unable to secure based on price. And in New Iberia we have seen consistent delays in projects, many of which are now starting to appear on our backlog, but are obviously not contributing to 2011 results. In the future, we need to do a much better job analyzing the timing risk of that business based on the large size of the projects under their normal operating conditions.

So, having said that, let me move to yesterday’s announcement. For 40 years the Insituform names has served two purposes. It has represented both our company and our flagship product, and that product, of course, is CIPP, breakthrough technology that created – that really created the Sewer Rehabilitation industry. And it remains the industry’s most powerful brand. But today Insituform the company is much more than Insituform the brand. In 2011, for the first time in our history, our Global Sewer Contracting business will produce less than 50% of our total revenue.

As a matter of providing context, in 2007 that number was 88%. This transition has been a direct result of our strategic plan to diversify our products and services into higher growth, higher margin infrastructure markets. That plan is working, as represented by the share of corporate profitability produced by this segment. Recently our acquisition of Fyfe Corporation pushes us into the – into a new Commercial and Structural segment.

While this is a solid business now, we believe the technology advantages will drive explosive growth as adoption rates accelerate across the target markets. All of this while maintaining our leading position in the Sewer Rehabilitation industry.

So when we took a step back and looked at our businesses, we concluded that the Insituform name represents where we have come from and that the Aegion name better represents what we have become and, more importantly, where we are going.

Turning to the balance of the year and 2012, let me make a few remarks on where I think we are headed. As I mentioned earlier, September was a pretty good month for NAR and I expect the business to produce solid results in the fourth quarter, although dampened by the difficult market conditions. Backlog was down modestly quarter-over-quarter, so this is mainly due to a high level of acquisitions being stranded in what we a call apparent low bid. Acquisitions were solid in the third quarter and should flow to backlog in the fourth quarter. Margins and backlog have increased by 25% to 30% since the end of the year, so we are encouraged that more profitable work is moving ahead of our crews.

While at this stage 2012 looks very much like 2011 from a volume standpoint, we expect to be much more profitable due to more disciplined bidding, project management controls and increased aftermarket tube sales. We expect the high levels of small diameter and smaller transactions to persist, creating price pressure in the market.

For E&M, we have to take one business unit at a time. UPS continues to build on its success stories of the last few years. As David mentioned, they’re poised to top $100 million for the first time. I think even better news is that they have the backlog to do even better next year. David gave you the backlog figure in the mid 60s. That obviously does not include our recently announced Morocco award which pushes their backlog well over $100 million, almost all of it to be executed in 2012.

I think an equally important point about UPS, which I’ve made before is that it really has achieved success in every market we’ve pushed it into. During the balance of this year and into 2012, we’re developing plans and strategies to much more aggressively expand UPS into Asia and certainly Brazil and also Russia. These are all markets that we are not in, in any significant way. So, we certainly see continued growth for the UPS business and the Tite Liner project specifically – product specifically.

Corrpro will finish this year with solid top line growth. However, mix issues continue to prevent the margin expansion that we seek. We expect solid growth for 2012, particularly in the Middle East, due to our Kuwaiti contract and the prospects for our Saudi joint venture. We will opt to deal with the mix issue. We will also be focused on increasing the growth of higher-value engineering and inspection services while decreasing our revenue reliance on commodity, construction, cathodic protection projects. This is the main challenge for that management team going forward.

Bayou results, as we mentioned, were disappointing this year mainly due to project timing. We’re encouraged by the recent order intake, which is positioning the business for a greatly improved 2012. Equally encouraging is that most of the backlog build up is offshore. Recall that traditionally Bayou obtained 50% of its revenues offshore at higher margins. Longer-term prospects for offshore investment appeared solid to us, so we are expecting to start the construction soon on our deepwater insulation facilities. These facilities will be undertaken together with our JV partner Wasco and will allow us to provide a comprehensive service package to the deepwater offshore markets servicing the Gulf of Mexico, Caribbean, and Atlantic markets.

CRTS is preparing for its major project in Saudi Arabia. We believe this company, based on its robotics coating technology, has tremendous growth potential and can be a leading technology in internal field joint coating, particularly in offshore applications. With presence in the Middle East and Brazil already, the growth potential was high as we increased exposure to additional markets. I think we should thank UPS here in terms of the potential growth profile for this business.

Fyfe is off to a good start. We’re very excited about the adaptability of the technology across its primary verticals which are pipelines, commercial building structures and transportation. We see growth and cross-selling opportunities in all of those areas. As I mentioned in the second quarter call, we expect to be able to accelerate the 23% growth rate achieved by the Fyfe management team. We also expect to close the international ventures by year-end creating a roughly $100 million plus platform heading into 2012.

We want to leave time for questions and David took much longer reviewing the financial results than I normally do. So, let me close by returning to our name change briefly. We selected Aegion because we believe it describes our corporate aspirations: aegis, a Greek word meaning shield or guardian, and eon, which means over a long time. This is really what we aspire to be, a company and brand that is recognized for its leadership in providing high value technology-oriented products and services that shield and protect the life of our client’s infrastructure assets, a go-to company across the water, energy, mining and commercial structure sectors, Aegion. We believe we are on our way to creating just that company and it’s very exciting times for us here at Aegion. Happy to take your questions.

Operator:
Thank you. Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Again, if you do have a question, please press star then one at this time.

And our first question comes from the line of Arnie Ursaner from CJS Securities. Your line is open.

Arnie Ursaner:	Good morning. My first question relates to the large Canadian insulation that you indicated you didn't win. Did you lose it or was it delayed? And it sounded like it was a price issue.

Joe Burgess:	In Canada? Yeah, we lost it.

Arnie Ursaner:	Okay. And to give us a sense of the competitive environment, I mean can you give us any feel for kind of a spread between let's say your bid and the winning bid?

Joe Burgess:	I mean they were close. It was a $15 million, $16 million order, so you're talking percentage points. But if we had to do over again, we would bid a little lower, but we didn't.

Arnie Ursaner:
Okay. Joe, when you think to 2012 and you look at your various businesses coupled with the name change, can you give us kind of a pro forma feel for energy, water, kind of a pro forma look at revenue and margin for 2012 as a percent of the total company?

Joe Burgess:	As a percent of the total company. Well, as I indicated in my remarks, I mean I think you and David discussed a little bit too, I think you'll see NAR relatively flat but with obviously improved margins over this year for some of the reasons that we discussed. That view may change as we get a little bit closer to the end of the year and get a stronger handle on what we think the acquisition bid table looks like going into the year. But, generally speaking, the municipal spend environment has not changed, so it's hard for us to hard for us at this stage to see much expansion in the overall bid table as it relates to the North American market.

Energy and Mining, as I think we discussed in the individual segments, we expect to grow and to grow rapidly. Again, going down that profile, I mean UPS has backlog in hand now to kind of easily beat its record year of 2012, particularly, obviously, if you add in this recent Morocco project. Bayou has had very little revenue here in the back half because a lot of these projects that we felt like would be at least started in 2011 are now 2012, and I think that's combining with some new work that is on the horizon. The offshore market in the Gulf of Mexico looks pretty robust to us. We're not predicting much of a recovery in the housing market, which kind of drives our small bore coating work in New Iberia.

The Canadian market for looks robust on the coatings side. We have less certainty about the insulation end of that, but the coatings side of that business looks very strong and we expect very solid growth there. And then some of the smaller businesses, the welding operation is about the same as this year and then CCSI, which is Bayou's specialty coating company, has had a very strong year this year and we expect them to grow nicely next year.

Corrpro, we also expect to see very nice growth. If I had to peg it right now, I'd say 10% to 12% is within region reason, I should say. A lot of that will come from the activity that we've and the effort that we've placed in the Middle East. We of course were awarded a four-year contract in Kuwait with the Kuwait Oil Company. We also have executed a joint venture with STARC to focus on the Saudi market, and we will, of course, be focusing on other direct opportunities as we see them. So, we think that that's going to generate significant growth. Of course, I should mention the Hockway vehicle in the other areas of the Middle East. So, we think we're really going from not being in the Middle East to some nice profitable revenue streams, and that will drive Corrpro.

As I mentioned in my remarks, I think we have to take a look at our mix and actively look to alter it versus just kind of floating along. We continue to be a little bit heavy on the revenue thing with some of the lower commodity construction aspects, primarily of our U.S. business, so we're going to take a look at that. That might temper overall Corrpro revenue growth depending on what the decisions are there, but it will drive margins higher, which is a primary challenge for that management team.

CRTS, I think everybody knows about the projects that we announced in Saudi Arabia: the Wasit deal. But they also have several large projects that are getting started right now in Brazil, and we expect to have high hopes for continued expansion in that market. And then, of course, as I mentioned, like UPS, we need to get them to other places, certainly Australia and other, particularly offshore markets that we participate in with other pieces of our business.

And the Pipe business, as I said, this was the first month that we had the business. We think it is building backlog rapidly that will support a very strong start to the year in 2012. We expect to close the international joint ventures, which I believe kind of creates a will create about a $100 million business globally as we get into 2012, and that's a business with its in its current, or standalone, resource state that was achieving the 23% CAGR growth rate since 2008. And as we go through our planning as to how we're going to attack the various verticals in those markets, whether they be buildings or blast protection or seismic or pipelines, we believe we'll be able to accelerate that growth in that business.

Arnie Ursaner:	Thanks very much.

Operator:	Our next question comes from the line of Eric Stine with Northland Capital.

Eric Stine:	Hi, everyone. Thanks for taking the questions.

Joe Burgess:	You're welcome.

David Martin:	Good Morning.

Eric Stine:
Yeah, just wondering if you could just provide a little more clarity in NAR and what happened in September? Just wondering if better execution, how much of it is that you're you've started to get through some of the projects that were maybe bid inappropriately early in the year? And then just touch on kind of the visibility that you have or the steps that you've taken and what that gives you into 2012?

Joe Burgess:	Sure. I mean, I think a lot of it. It's a couple of factors. One is, we are we kind of ground we ground through right-sizing that business most of this some of this internal reorganization that we undertook was focused on support groups that related to NAR and getting our crew count right-sized for this market. I think it's clear in hindsight we went into the year with too many crews and then as we've been assessing the market going through that rationalization effort. So I think we have the right amount of crews and we also have the right processes to manage the labor and equipment costs that are associated with those crews, which was not our strong suit certainly in the first half of the year, which kind of created stranded fixed costs.

I think the second part, as you alluded to Eric is that we worked through we've worked through some of these bad bids. And I'll say bad bids, I don't mean that we estimated kind of the direct cost wrong, but you see a lot of cost overruns on getting the crew there kind of in a just-in-time fashion and that blows out our subcontracting costs if we're trying to coordinate with a dedicated subcontractor whether they're doing bypass or cleaning or whatever that may be. So, the inability to get that work scheduled in this smaller transaction environment kind of added time to the project, and that is what added the cost. It's not us not understanding what it takes to clean a pipeline or to do a bypass. It's kind of managing that logistic operation and then just ending up in stranded costs because we couldn't complete the project on time.

So that appears I think we've cleaned most of that out through just kind of going project-by-project and figuring that out. And so, September really starting in late August and then into September, we were kind of working with a clean slate, if you will, in this market condition which kind of would give us has given us contracting margins that were more reflective of things that we had bid this year and kind of matching them with appropriate scheduling and logistics managements such that we weren't either creating extra cost by getting that wrong or stranding costs by not being able to execute it in a timely manner.

And then we've seen and we're starting to work on, now we're starting to work on higher margin work. I think we've kind of gone back to basics and are not being disciplined about assessing the risks on a job and taking work that we think delivers profits commensurate with the risk that we're taking. So we're starting to get into, as I said, I mean, I think we David, you might know but the backlog number now in the aggregate is probably somewhere between 13% and 14% on the contracting side. Earlier in the year it was reported at 10% and obviously not executed at that level. So that's just a more disciplined bid approach by the NAC organization and I commend them on that. And that's kind of where we're going to stay.

Now, our acquisitions have been good. I will say they've been more lumpy because the market is aggressive for price and competitors, if they're coming off work, get very, very aggressive with their pricing and sometimes we match, sometimes we don't. But we're mainly interested in taking just what, I'll call, simply good work versus any work.

Eric Stine:	Got it. But fair to say that I mean, it sounds like you do have pretty decent visibility into that 20% to 22% gross margin kind of level as we get into '12?

Joe Burgess:
Yeah. If we execute the work, if we execute the work at the backlog that it's bid at right now, as we see it, and we're touching almost every bid now, even though this is a pretty far flung regional exercise and we've invested in additional estimating resources to do so, as well as that's one thing that's kind of lost when you take a riff in a restructuring as we we actually took out a lot of kind of corporate cost and cost that was associated with just kind of doing what we always did. But we also added significant cost and significant resources and our project management function and our estimating function and now in our scheduling function so that we can get much tighter control over what's going on in the field.

So if we execute at the backlog margin percentages that I just gave you, when you combine that really with our manufacturing project, which is internal to the company in the main, it's almost impossible to not get to that margin level, but it's really about how we execute in contracting.

Eric Stine:
Okay. Thanks for that. Maybe just turning to Fyfe and I know it was only a month in the results, but is 40% plus gross margin, how we should view that business going forward? And then for the international piece, should you complete the acquisition would the gross margin profile be similar?

Joe Burgess:
Well, obviously it's really early, but we obviously acquired that business because we thought it was a high 30s gross margin profile business and something that could get to 40s. I haven't studied the individual dynamic of September, but certainly high 30s to 40s is what we think that business can produce in due diligence.

I think the Asian business is a little lower because they don't get the manufacturing profit. The Fyfe numbers that you see in our U.S. market include the contracting margins and some flow through profits from the manufacturing side of the business. In Asia, it's really just contracting. So I think in Asia, it's more of a high 20s to 30% margin profile.

Eric Stine:	OK.

Joe Burgess:
And I think the European and the Latin American ventures are small, so it's really not defined yet as to what. But they will be a little bit lower than the North American business because they do not include the manufacturing component.

Eric Stine:
Okay. Maybe last question for me, just Energy and Mining on the gross margin line. I mean, in Corrpro I know you've got some initiatives to improve the mix there. If for no other reason in Bayou with higher utilization in more offshore work and fair to say that you assume a pretty decent improvement to gross margins in 2012?

Joe Burgess:
I would expect us to at least get back to 10 in terms of the gross margin profile. Again, mainly just because we're not going to be swallowing basically half a year of fixed costs in New Iberia due to lack of work.

Eric Stine:
Okay. You're saying that specific to Bayou. But for the overall, I mean is this something that it's kind of been a high 20s, I mean is this something that you still think of a 25% plus kind of gross margin for the overall Energy and Mining?

Joe Burgess:	Yes, I do.

Eric Stine:	Okay. Thank you very much.

Operator:	Our next question comes from the line of Glenn Wortman with Sidoti.

Glen Wortman:	Yeah. Good morning, everyone.

Joe Burgess:	Good morning, Glenn.

Glen Wortman:	Could you just touch on your volume expectations next year for NAR again? And do you see any risk for another down year in volumes? And are you maintaining your share of this market?

Joe Burgess:	Well, I mean, there is risk for further contraction, just based on the status of municipal funding.

And as we've seen this year, and as you've heard us say before, our business is roughly two-thirds kind of related to consent decrees. It's previously financed with municipal bonds and then one-third kind of I'm talking U.S. now one-third kind of out of operating budgets, spot repairs, and emergency type things that happen.

So in theory, that should give you a pretty solid floor as to the volume. But we've seen communities certainly spend less on things that are coming out of their current operating budgets, because those are very, very tight. And even become pretty creative on ways to spend less on the longer term capital programs, which in theory had been pre-funded by bonding. So as that municipal market kind of continues in a distressed way, there could be a further contraction.

Now having said that, we've gotten very focused on our acquisitions and what seems to be rolling forward towards us in terms of what municipalities are going to put out to bid. And although they never come out on time, it looks about the same to us in 2012 for 2011.

So I mean we've seen things that were delayed at the end of last year, into the first half of the year, which we talked about. And those have actually mostly come to bid in the third quarter. So again, right now, '12 looks like '11, both in terms of the volume and the transaction size and the diameter mix. So it just looks the same to us right now.

Glen Wortman:	Would you say you're holding your share of that market?

Joe Burgess:
Yeah. I think we're holding our share. It's a little lumpier. I mean, I think if you looked at month to month to month of our share, it's probably pretty consistent over the last couple of three years. Just meaning that we won, whatever, 45% or 46%.

Since we've been frankly a little more rigorous in our bidding practices here, we've had a month where we had 60, and then we had a month where we got 18. And I want to say in September, we were at 45 with nice margins.

And I think all that means is, as in a small diameter market, as competitors come off projects, you might go through a two-week period and they get pretty aggressive on capturing the work. And you have a couple of weeks where you're not particularly successful at the bid table.

But most of our competitors do not have the financial capability to add crews, certainly not in any quick amount of time. So they're kind of in a fixed state as to their crew status, whether it's 1 or 2 or 15. And so they fill up and then they start bidding at much higher rates, obviously because you just can't...

So then so we're much more consistent bidders. And so then we both in terms of how and where we are bidding as well as the pricing. And so then we have the next two weeks where we capture a very high rate.

Glen Wortman:	All right. Thank you very much.
Joe Burgess:	The trick is obviously figuring out how full they are, so that we can adjust our bidding accordingly.

Glen Wortman:	Okay. Thank you.

Joe Burgess:	Sure.

Operator:	And next on the line we have David Rose with Wedbush.

Michelle Notkin:
Hello. This is Michelle in for Dave. So my question is, what have you done to get comfortable with the margin profile for the Fyfe acquisition? What sort of project execution challenges are possible? And if you could discuss system integration or tools being implemented?

Joe Burgess:	Okay. I had a little bit difficulty hearing, but it was on the margin profile and then integration?

David Martin:	Yeah.

Joe Burgess:	Okay. Is that correct, Michelle?

Michelle Notkin:	Yes. That's correct.

Joe Burgess:	Well, Fyfe is not a large business, but it is a going concern, as I mentioned. Really, since 2008, they had a 23% growth CAGR at pretty consistent margins. So we've got comfortable in the due diligence that, that was the margin profile.

And that's a blended margin, by the way, with the contracting step, kind of similar to NAR, if you will. There's a contracting function. And then they manufacture the material. And there's an internal profit on that.

So as we looked at that across their verticals, commercial, pipes, transportation matters, we got comfortable that that would be the gross margin, that would be the gross margin profile and then of course, you're looking at what the structure of the OpEx is going to be generate the operating margin.

So really we got into that looking at individual case studies, looking at how they making sure they were costing things properly during the due diligence phase. And we feel like that's why I said earlier, we feel like that's a reflective margin going forward for that business in North America. But as I discussed earlier, the international organizations right now are just contracting businesses so they do not have the top-up manufacturing profit, if you will. In terms of integration, not on this call today, but we have Senior Vice President of Business Integration, Brian Clarke, and he is sitting over these acquisitions as they get integrated into the Aegion family. We've also placed a direct operating manager in San Diego, and a CFO of the business, if you will. I don't know what you're calling that guy, Dave. Is he CFO? So two lead managers there to work with them.

And that's certainly an element of that is to there to work the integration issues which are all of the normal back office stuff, which you have heard us talk about probably a couple of years ago, mainly when we're talking about Corrpro. But integrating IT and accounting systems and payroll systems and reconciling differences in benefit structure and insurances and all those types of things.

But I think the real challenge there and what we're that work gets done in due course, I guess is how I view it. But the real integration effort is going and working with the Fyfe management and breaking down what we call their verticals, which is they have a pipeline market for their technology. They have a commercial structures market that kind of breaks down into structural support and then seismic support and then blast protection support. And then they have a market in the transportation arena, which has to do with bridges and overpasses, et cetera.

So what we're focused on there is how do we target investment into those businesses to accelerate the growth beyond the 20% that they have seen. That business is right on the cusp of what we think is a very meaningful transition. They have done Ed and Heath have done a great job exposing this technology and these methods to the engineering community. And they have gained great acceptance really over the last several years.

What we have to figure out and help them do is how we transition that from purely an engineering sale to a sale to owners, so that this becomes more of an account management opportunity, where we can grab bigger contracts, longer-term contracts, potentially, versus a series of kind of one-off repairs, because we're getting a local engineering recommendation.

I think that's the challenge and that's a huge focus of our integration team out there, because that's the real upside in that business. I mean, it can grow nicely. I mean, it can be a $90 million business and then $105 million and then $120 million, but we think it can be much bigger than that. So that's what we're focused on.

Michelle Notkin:	Okay. And then what would you expect your fixed operating expenses to be for Fyfe in 2012?

Joe Burgess:
I don't know. We haven't kind of nailed down the budgets or whatever and I don't have a Fyfe pro forma in front of me. But you can certainly if you we can certainly kind of give you a sense of that if you want to get on the phone later with David or Ruben.

Michelle Notkin:	Sure. And then my final question, could you provide more color on the timing of the project work in India?

Joe Burgess:
I used to think I could provide color on the timing of work in India, but I cannot. We have that's just been a constant frustration to us. Specifically there are really three projects. There's one in Uttar Pradesh which we were awarded over a year ago which we've done some engineering work and done some set up work on, but we can't get the lining released. And then, the two main ones are Shakur Basti and Old Rohtak, $20 million worth of work. The bid was delayed by three months, then we bid it, then we won it, and we went through the negotiations. And then the work has been stalled over some pricing issues. Really not on the lining side, more on the civil side, with our partner, SPML. And budgets are constrained, we suspect. So it's just been very, very difficult to get that work released. And of course once you have multiple unfortunately, once you have multiple projects with the Delhi Board, we've learned that those delays kind of contaminate all the projects you're on. So we've until we feel like until we finish the Old Rohtak job, we're also getting slow-trotted on the finish up of work releases on some of our original work there.

So I guess the color I can give you is that it is we're working it, we're working it hard. We think our partner is working it hard. But there's not a lot of money there. And it's just difficult to predict when that work will be released. It's been awarded. There are finished contracts on people's desk. I know we have a lot of meetings talking about them, but what exactly has to happen to get the trigger pulled on the release is not known to me.

Michelle Notkin:	Thank you.

Operator:	Next on the line we have Jeff Beach with Stifel, Nicolaus.

Jeff Beach:	Good morning, Joe and David.

Joe Burgess:	Good morning, Jeff.

David Martin:	Good morning.

Jeff Beach:
Hi. I have a couple of questions. You talked about, and I think explained actions to get your gross margin up in NAR next year to a pretty good level, in my opinion. How about on the expense line? Or can you discuss and give kind of a range of what you think is reasonable to a reasonable goal on the operating profit margin line in NAR?

Joe Burgess:	I think if we get into the low 20s, you can get close to 10.

Jeff Beach:
And a lot of this restructuring that I think actions that you're taking. A lot of that is aimed at the gross. Are there some actions you have to try to hold the operating expense line and push down that ratio? And what are those actions?

Joe Burgess:
I guess I would say the opposite. I think most of the restructuring was aimed at operating and corporate cost, which are, I guess, allocated costs in these public filings. We focused a lot on every department, kind of corporate department here at Aegion.

And then we certainly looked at overhead within the business units. We've taken out some pretty significant costs at Corrpro, which is driven by an accounting system consolidation as we completed that project. And we took cost out of IT, payroll, a mix of things.

And as it relates to NAC we actually have had added cost, at least in terms of their direct operating support. Because as I mentioned earlier, it's become clear to me that we can't manage in a market environment that has 20% or 25% more projects because of the transaction size issue with the same level of support.

So we put in addition to revamping our processes, we've added estimating, we've added scheduling and single-level project management support to make sure that our business process map, which I think is solid, is actually functioning the way it's intended. And in certainly some spots within the company it was not earlier in the year.

I guess, Jeff, I don't think we have a forecast of overall OpEx in front of us or maybe even developed. We can certainly try to get you a more specific answer later in the day.

Jeff Beach:	All right. Second question, you've had it looks like continuing losses in India throughout the nine months, can you give us a sense of profitability in Asia with taking out the India operations?

Joe Burgess:
Sure. The Australian market is a very good market. I want to say we'll do $20 million bucks this year or maybe even more. Gross margins there in the high 20s, sometimes even 30%. Operating margins 16% to 17%. Singapore and Hong Kong are both leaner than that. I would say high single digits for operating margins. Different reasons for that, but that's it. And then, of course India losses because it's basically we're in kind of a stranded fixed cost situation with that JV even though I think the team there has done a nice job making that relatively small. In terms of how we bid that work, the Indian work, it's on the table and we believe we can execute it at this as operating margins that are inclusive of manufacturing profits over there that are high teens. And so we think they would be solid. And we've submitted some bids here recently in Malaysia on some significant opportunities to have a similar profile. So the real issue there has just been getting that work out. I mean, that's the frustrating thing, because we're obviously staring at the numbers in Asia too, but it would be totally different numbers if we were $8 million or $12 million into the $30 million of stranded backlog that we have there waiting for release.

Jeff Beach:	All right. Thanks for the answers.

Joe Burgess:	Sure.

Operator:	Our next question comes from the line of Liam Burke with Janney Capital.

Liam Burke:	Yes. Good morning, Joe. Good morning, David.

Joe Burgess:	Good morning.

David Martin:	Good morning.

Liam Burke:
Joe, you got a fairly hefty backlog especially in E&M, a lot of it coming from recent acquisitions. I'm understanding that you'll always be opportunistic on the acquisition side, but going into 2012, is there anything you really feel you need to have in order to better execute your strategy?

Joe Burgess:	Specific to the E&M side, Liam?

Liam Burke:	Yes.

Joe Burgess:	I don't think so. I mean, we are, again understanding that we'll always be opportunistic, I guess, a great example of that is CRTS. We have a field joint coating business in CCSI and it's a nice $15 million to $20 million business, operates at a nice gross margins, and relatively low OpEx. And from a distance, CRTS kind of looked like that business and we certainly weren't looking to do a roll up. We're just kind of looking to do competing, but under further scrutiny, we became very excited about the technology and know-how that they put together particularly as it comes to off-shore joints and that robotics chain that they've developed gives them a we think a significant efficiency advantage over competing methodologies to coat those joints. And clearly based on the significant awards in Brazil and obviously, Saudi Arabia before Wasit and now Wasit, we're very excited about the potential of that.

So but when you look at our portfolio, I mean starting with Corrpro, certainly the largest corrosion engineering, pipeline inspection, cathodic protection group in North America and we're able to increase our presence in the Middle East working on ways to get back into the Asian market but that gives us kind of an excellent engineering and corrosion-prevention grounding. With Bayou, we have core competencies and a range of coating projects. We've expanded that into the oil sands with our expansion into Canada late in 2010, I guess and that's been a good business for us.

As I said on the call, we plan to invest capital together with our joint venture partner Wasco to expand our service profile in New Iberia to include deepwater insulation products, which is a capability Bayou has not had before. And we view Wasco as right there with Bredero as a pre-eminent provider of these products approved by all of the integrated developers and all majors. And so that has the potential to what I mean there is if you do just the coating on an offshore project, it might be a $10 million order, but when you then get to the insulation side, it might be a $50 million order because of the complexity of that application process. And so, that gives us really a full complement of pipeline coating applications. And then, of course, you move on to UPS, which is uses HDPE as a lining product, operates probably in a narrower or technical envelope, and certainly is a more expensive product. We've looked from time-to-time at augmenting that. There are other ways to coat pipe internally, the polyurethanes and other types of things. And if we see products that we think add to our portfolio and have enough of a market profile that we can generate growth, we'd certainly be interested. But, I think our platform there is pretty complete.

Liam Burke:	Great. And, David, you had a fairly, year-to-date, a big step-up in working capital needs, outside of timing, do you think there's any change with these additional acquisitions?

David Martin:
Not a significant amount of working capital needs there. I mean, obviously with growth that see in E&M, there will be some initial costs associated with funding these operations. But, they should be very, very good cash flow businesses, particularly in the Middle East as we complete these projects. But I do believe there's opportunities even within our core businesses for improved DSOs over what we have been seeing in the recent periods. So, we should be able to achieve better working capital management in 2012.

Liam Burke:	Great. Thank you, Joe. Thank you, David.

David Martin:	Yeah.

Joe Burgess:	Thank you, Liam.

Operator:	And our next question comes from the line of John Quealy with Canaccord Genuity.

John Quealy:
Hi. Good morning, guys. I'm sorry if you had stated this earlier. In terms of the new structure of the company, can you talk about or is there a new layer of controls? Or and I think, Joe, you were talking about some new finance professionals perhaps. But can you just give us an overview with the change to this hold-co, what new processes get put in place, the indoor-related expenses or savings?

Joe Burgess:
I don't think the intent of the holding company is to establish or control organization. As I said, certainly from my perspective, the primary driver from well, there's really two. There's the creation of the hold-co and changing the name, which I think better reflects what we are about, as I said. Insituform is a very powerful brand, but really we've now kind of crossed the revenue threshold where it just no longer I think appropriately represents the breadth of the service offering and product offering that we have in the broader infrastructure markets. So, we wanted to deal with that. And then I think it also gives us some advantages on being able to create tax efficiencies that potentially allows us to be easier to repatriate things. And then I think also eventually our old corporate structure too, I don't think kind of optimized our risk management in terms of who owns subsidiaries, and what mainly worked, what could potentially happen if there was a problem in one of our subsidiaries. So, we're going to do a better job of rain-fencing a lot of these individual subsidiary operations relative to their relationship to the parent. But there's no when I was talking about adding people to get better at what we do in NAR that was in NAR, schedulers, estimators, senior project managers to make sure that our business process map, which has gotten a serious scrub, I think the map itself is pretty robust. It's really the execution and making sure that those procedures were followed, that that was not.

John Quealy:
And then, the last question, just in terms of your commentary on North America in the legacy CIPP business. Can you talk a little bit about, what's giving you conviction and visibility from some of these projects now getting led out? Obviously, there's a whole lot of scrutiny as you've talked about municipality finances, et cetera. But, can you maybe talk about one or two things that you're keeping an eye on in your management team as to make sure that those forecasts are strong as you see them?

Joe Burgess:
Well, as you might imagine, this summer, we've I mean we have a sales management system here that in theory captures every project that's been listed or proposed in the U.S. market, and it has release dates and when that work is supposed to be executed. And so, we have spent a lot of time scrubbing that in terms of when we think those projects are going to come forward, are they part of a consent decree program, or are they part of kind of a go-forward operating budget. And, we've taken that down a lot in terms of what the market overall opportunity looks like, trying to take a much more conservative view so that we're certainly not in a position where we're this year where we candidly missed a potential drop-off of the market. And so, I think we're focusing much more on what makes up what we're calling the market opportunity and kind of challenging our development and operating folks to make sure that business intelligence is as accurate as it can be.

At the end of the day, if a community for whatever reason is supposed to put something out in March and they want to put it out in July, that's what they're going to do. But we can do a better job, and I think have done a better job understanding what that opportunity is, so that we're not having a major miss on the opportunity. We might have a miss on, is it June or July, is it March or April, but not missing on the opportunity. So I think that's the first thing.

I think the second thing is really understanding how we did the work and what's in our backlog that's moving towards our crews so that we're not we understand we're either we're going into a period where we're executing 14% work or 17% work or 8% work and really breaking down our both our acquisitions and our workable backlog into these kind of sub-regional details so that we know what's going on and can expect what and we can expect what that's going to produce financially.

John Quealy:	Thank you.

Joe Burgess.	You're welcome.

Operator:	And at this time, I'd like to turn it back over to Joe Burgess for any final comment.

Joe Burgess:
Well, again, as I said, we're excited about the announcement that we made yesterday. I think that the Aegion we're very focused on creating a very broad technology-based company that can add high-value products to a range of infrastructure segments. We think, despite a setback mainly associated with our North American business in 2011, we think the decisions we made and some of the steps we've taken to get into these new markets have us on course to be a much higher return company. We've not stepped back from our 15% goal, and we think Aegion in the very near future will be able to achieve that and that that should bring considerable value to all of our stakeholders and certainly, and most importantly, our shareholders.

So, thanks for taking the time. And, we appreciate the questions, and I'm sure there will be a lot of follow-up as we go through the day. So, thank you very much.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may all disconnect. Everyone have a great day.

END